Exhibit 99.1

Quanome’s XDT Secures First Enterprise Customer

Agreement for Dedicated AI Inference Services

Initial 60-Month Order Has a Total Commitment Value

Exceeding $100 Million; Service-Start Conditions Apply

New York, NY, Oct. 08, 2026 (GLOBE NEWSWIRE) -- Quanome Technologies, Inc. (Nasdaq: QNME) (“Quanome” or the “Company”) today announced that XDT Infrastructure I, LLC (“XDT”), an indirect wholly-owned subsidiary of Quanome, has entered into a Master Services Agreement and initial Order with an enterprise customer to provide dedicated artificial intelligence capacity.

Under the initial Order, XDT will provide the customer with dedicated computing capacity to run its AI applications. This is known as AI inference: using trained AI models to process new information and generate outputs. Rather than purchasing and operating its own specialised AI infrastructure, the customer will access the service remotely while XDT manages the underlying systems and day-to-day operation.

Demand for AI computing capacity is growing as businesses integrate AI into their day-to-day operations. The U.S. Census Bureau Business Trends and Outlook Survey data showed that between 17% and 20% of U.S. businesses were using AI between December 2025 and May 2026, with 20% to 23% expecting to use it within the following six months. As more businesses move from testing AI to using it in practice, they require reliable computing capacity to run AI applications. This is creating demand for managed infrastructure providers such as XDT, which can operate dedicated capacity for customers that do not wish to build and manage it themselves.

The initial Order has a 60-month term commencing on the service-ready date and a total commitment value exceeding $100 million. Subject to applicable service-start conditions, XDT currently expects service to commence within approximately two months.

Separately, Quanome entered into a purchase agreement and related purchase order for 32 additional GPU server units at an aggregate price of approximately US$18.8 million. The units are expected to be delivered to a designated U.S. data center, subject to applicable commercial and operational conditions.

This is XDT’s first customer agreement and marks the next stage in Quanome’s development of its AI computing business: progressing from the planned deployment of AI computing infrastructure to the delivery of long-term managed services for enterprise customers.

“Securing XDT’s first enterprise customer agreement is a meaningful next step in bringing our AI computing strategy into operation,” said Yang Li, Chief Executive Officer of Quanome Technologies. “Our ambition is to help meet growing private-sector demand for AI services and infrastructure. This first agreement marks important progress as XDT works to build long-term, recurring revenue from managed AI technology services.”

XDT forms part of Quanome’s Quantum and AI Systems strategic stream. It supports the Company’s broader objective of developing commercially relevant technology platforms that help businesses access the computing capacity required to develop, deploy and scale AI applications.

ENDS

NOTES FOR EDITORS

Media / Investor Relations Contact:

Lauren Callie

www.Quanometech.com

investor@Quanometech.com

Editors Notes

About Quanome Technologies

Quanome Technologies, Inc. (Nasdaq: QNME) focuses on opportunities across Quantum and AI Systems, Quantum Life Sciences - Molecular Discovery, Advanced Nuclear, and Quantum-Safe Cybersecurity. The Company combines commercial initiatives with the development of a global scientific network through its Global Quantum Council and Scientific Advisory Network. Through XDT, Quanome is developing an AI computing business designed to provide managed access to dedicated computing capacity.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the purchase, delivery and deployment of GPU server units; the anticipated commencement of services under XDT’s customer agreement; the satisfaction of service-start conditions; the expected term and total commitment value of the initial Order; the development and expansion of XDT; and anticipated customer and revenue opportunities. These statements are based on current plans, assumptions and expectations and involve risks and uncertainties. Actual results and timing may differ materially due to, among other things, the satisfaction of contractual conditions, customer requirements, availability and deployment of computing infrastructure, supplier and data-centre performance, technical and operational matters, third-party performance and regulatory requirements. There can be no assurance that GPU server units will be delivered on the expected schedule, that services will commence on the expected timetable, that the Order will generate the anticipated value, or that XDT will achieve its intended commercial objectives. Additional risks are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.